EXHIBIT 99.1
S1 Corporation Announces Additional
$10 Million Stock Repurchase Authorization
Norcross, Georgia, December 13, 2007 — S1 Corporation (Nasdaq: SONE), a leading global provider of customer interaction financial and payment solutions, today announced that its Board of Directors authorized a $10.0 million increase to the Company’s stock repurchase program, bringing the total authorization to $60.0 million, under which S1 may repurchase shares of its common stock from time to time in open market and privately negotiated transactions, through block trades or otherwise, as market and business conditions warrant.
The Company initially announced the stock repurchase program in May 2007 when the repurchase of up to $30.0 million of S1 common stock was authorized. In August 2007, the Company’s Board of Directors increased the authorization under the stock repurchase program by an additional $20.0 million. As of December 12, 2007, the Company had repurchased and canceled approximately 6.6 million shares of S1 common stock for an aggregate purchase price of approximately $50.0 million.
The stock repurchase program does not obligate the Company to acquire any particular amount of S1 common stock and the program may be modified or suspended at any time or from time to time without prior notice at the Company’s discretion. Purchases will be funded from available cash.
About S1
S1 Corporation (NASDAQ: SONE) delivers customer interaction software for financial and payment services and offers unique solution sets for financial institutions, retailers, and processors. S1 employs over 1,400 people in operations throughout North America, Europe and Middle East, Africa, and Asia-Pacific regions. Worldwide, more than 3,000 customers use S1 software solutions, which are comprised of applications that address virtually every market segment and delivery channel. S1 partners with best-in-class organizations to provide flexible and extensible software solutions for its customers. Additional information about S1 is available at www.s1.com.
Forward Looking Statements
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC’s web site at www.sec.gov) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.
Investor Contact:
John Stone
Chief Financial Officer, S1 Corporation
404.923.3500
john.stone@s1.com